UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 28, 2009
Date of Report (Date of earliest event reported)
The Taiwan Fund, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

c/o State Street Bank and Trust Company, 2 Avenue de	02206-5049
Lafayette, PO Box 5049, Boston, MA	(Zip Code)
(Address of Principal Executive Offices)
(800) 639-9242
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Section (c)(1)
     Mr. William C. Cox was appointed Assistant Treasurer of the Registrant on April 27, 2009.
Section (c)(2)
     Mr. Cox is 42 years of age. Prior to his appointment as Assistant Treasurer, Mr. Cox had not held any other positions or offices with the Registrant. No arrangements or understandings exist between Mr. Cox and the Registrant except the arrangements or understandings related to Mr. Cox as acting solely in his capacity as Assistant Treasurer. No family relationships exist between Mr. Cox and any director, officer or any other person nominated or chosen by the Registrant to become a director or officer.
     Mr. Cox’s business experience during the past five years is as follows: Vice President and Senior Director, State Street Bank and Trust Company, since 1997. None of the corporations or organizations at which Mr. Cox was employed is a parent, subsidiary or other affiliate of the Registrant.
     Mr. Cox has not engaged in any transactions or proposed transactions since the beginning of the Registrant’s last fiscal year in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.
Section (c)(3)
     There is no material plan, contract or arrangement (whether or not written) to which Mr. Cox is a party or in which he participates that is entered into or material amendment in connection with his appointment as Assistant Treasurer or any grant or award to Mr. Cox or modification thereto, under any such plan, contract or arrangement in connection with such appointment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 28, 2009

By:	/s/ Adelina Louie
Name:	Adelina Louie
Title:	Secretary and Treasurer